UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported) November 18, 2015

The St. Joe Company
(Exact Name of Registrant as Specified in its Charter)

Florida	1-10466	59-0432511
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

133 South WaterSound Parkway WaterSound, Florida		32413
(Address of principal executive offices)		(Zip Code)

(850) 231-6400
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02.     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b), (c) & (d)

On November 18, 2015, the Board of Directors of The St. Joe Company (the “Company”) appointed Jorge Gonzalez as President and Chief Executive Officer, effective immediately. Mr. Gonzalez, 50, has been with the Company for 13 years, serving in roles of increasing responsibility and most recently as the Company’s Senior Vice President of Development since March 2015. In that role, Mr. Gonzalez supervised the long and complex sector planning entitlement process that was successfully concluded earlier this year. Mr. Gonzalez has over 26 years of continuous experience in various planning and real estate related roles and holds a Master of Science in Urban and Regional Planning with a concentration in Real Estate Development from Florida State University.

Mr. Gonzalez will continue to receive his current $250,000 base salary from his previous role as Senior Vice President of Development. In addition, Mr. Gonzalez will continue to be eligible to receive discretionary bonuses.

Also on November 18, 2015, Jeffrey Keil, the Company’s Interim Chief Executive Officer, stepped down from that position and retired as a director of the Company, with Mr. Gonzalez filling the vacancy. The Compensation Committee of the Board has approved granting Mr. Keil a $500,000 bonus for his services as Interim Chief Executive Officer.

Mr. Gonzalez is not expected to serve on the Board’s Audit Committee, Compensation Committee or Governance and Nominating Committee.

Also on November 18, 2015, the Company and Patrick Bienvenue, Executive Vice President of the Company and Senior Advisor to the Company’s Chairman, agreed to end Mr. Bienvenue’s service with the Company, effective immediately. In connection with his departure, Mr. Bienvenue and the Company have entered into a separation and release agreement (the “Separation Agreement”). Pursuant to the Separation Agreement, Mr. Bienvenue will receive those payments and benefits provided for in his employment agreement (as described in the Company’s 2015 Proxy Statement). In addition, the Company agreed to pay Mr. Bienvenue a one-time lump sum payment of $100,000. Further, under the Separation Agreement, Mr. Bienvenue agreed to a general release and to comply with certain non-competition, non-solicitation, confidentiality and non-disparagement obligations.

There is no arrangement or understanding between Mr. Gonzalez and any other person pursuant to which he has been appointed. There are no family relationships between Mr. Gonzalez and any of the Company’s directors or executive officers. Mr. Gonzalez’s wife owns a spa business that leases space in one of the Company’s commercial properties. The lease was entered into prior to Mr. Gonzalez becoming an executive officer and lease payments are at market rates. The Company was paid approximately $43,000 under the lease (including common area maintenance (“CAM”) reimbursements of approximately $15,000) during the Company’s 2014 fiscal year and the lease obligations for the 2015 fiscal year through January 2019 (the end of the current term of the lease) are approximately $210,000 (including CAM reimbursements of approximately $67,000).

(e)

The information set forth above under Item 5.02(b), (c) & (d) is hereby incorporated by reference into this Item 5.02(e).

ITEM 9.01.    Financial Statements and Exhibits.

(d)	Exhibits

Exhibit	Description
99.1	Press release issued by The St. Joe Company on November 19, 2015.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE ST. JOE COMPANY

By:	/s/ Marek Bakun
Marek Bakun Chief Financial Officer

Date: November 23, 2015